Exhibit 99.5
[BRG VALUATION SERVICES, LLC]

August 20, 2018

Board of Directors
Alpha Natural Resources Holdings, Inc.
c/o Alpha Natural Resources Holdings, Inc.
300 Running Right Way
Julian, WV 25529

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated April 29, 2018 to the Board of Directors of Alpha Natural Resources Holdings, Inc. (“Holdings”) as Annex C to, and to the reference thereto under the headings “Summary—Opinion of Alpha’s Financial Advisors”, “The Mergers—Background of the Mergers”, “The Mergers—Alpha’s Reasons for the Mergers; Recommendation of the Alpha Board of Directors” and “The Mergers—Opinion of Holdings’ Financial Advisor” in, the joint proxy statement and prospectus relating to the proposed transaction involving Holdings, ANR, Inc., Contura Energy, Inc. (“Contura”), Prime Acquisition I, Inc. and Prime Acquisition II, Inc., which joint proxy statement and prospectus forms a part of the Registration Statement on Form S‑4 of Contura (the “Registration Statement”).

By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ BRG VALUATION SERVICES, LLC

BRG VALUATION SERVICES, LLC